UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 7)

                                 Credicorp Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  G2519Y 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                      N/A
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [X] Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G2519Y 10 8

         1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

         Dionisio Romero Seminario
-------------------------------------------------------------------------------------------------------------
        2 Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4  Citizenship or Place of Organization

           Peru
--------------------------------------------------------------------------------------------------------------
                        5   Sole Voting Power
      NUMBER OF             254,771
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6  Shared Voting Power
      OWNED BY             12,183,652
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7  Sole Dispositive Power
       PERSON              254,771
        WITH         -----------------------------------------------------------------------------------------
                        8  Shared Dispositive Power
                           12,183,652
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person

          12,438,423 (individually)
          14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)

          13.0% (individually)
          15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12  Type of Reporting Person
                                         IN
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8
        1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          Jaime Helguero Checa
--------------------------------------------------------------------------------------------------------------
        2  Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                         (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4 Citizenship or Place of Organization

          Peru
--------------------------------------------------------------------------------------------------------------
                        5  Sole Voting Power
      NUMBER OF            -0-
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6  Shared Voting Power
      OWNED BY             -0-
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7  Sole Dispositive Power
       PERSON              -0-
        WITH         -----------------------------------------------------------------------------------------
                        8  Shared Dispositive Power
                           -0-
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person

          -0-        (individually)
          14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)

          0.0% (individually)
         15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         IN
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

        1  Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

           Rosalina Maria Helguero Romero
--------------------------------------------------------------------------------------------------------------
        2  Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                         (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4 Citizenship or Place of Organization

          Peru
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF          -0-
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            10,407,765
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             -0-
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          10,407,765
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
          10,407,765 (individually)
          14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
          10.9% (individually)
          15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         IN
--------------------------------------------------------------------------------------------------------------


CUSIP No. G2519Y 10 8

        1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          Jose Antonio Onrubia Romero
--------------------------------------------------------------------------------------------------------------
        2  Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                         (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4 Citizenship or Place of Organization

          Spain
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           1,039,890
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            9,424,551
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             1,039,890
        WITH         -----------------------------------------------------------------------------------------
                        8  Shared Dispositive Power

                           9,424,551
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
          10,464,441 (individually)
          14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
          10.9% (individually)
          15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         IN
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

        1  Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

           Maria del Carmen Onrubia de Beeck
--------------------------------------------------------------------------------------------------------------
        2  Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                         (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4 Citizenship or Place of Organization

          Peru
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           -0-
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            10,080,438
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             -0-
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          10,080,438
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
          10,080,438 (individually)
          14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
          10.5% (individually)
          15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         IN
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

        1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          Teresa Holder de Onrubia
--------------------------------------------------------------------------------------------------------------
        2 Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4 Citizenship or Place of Organization
          Peru
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           263,491
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             263,491
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power
                          0
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
          263,491 (individually)
       14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
            0.3% (individually)
           15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         IN
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8


        1  Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

           Eduardo Romero Guzman
--------------------------------------------------------------------------------------------------------------
        2  Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                         (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4 Citizenship or Place of Organization
          Peru
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           190
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             190
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power
                          0
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
                      190 (individually)
               14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
           0.0% (individually)
          15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         IN
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8
       1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

         Eduardo Victoriano Onrubia Holder
--------------------------------------------------------------------------------------------------------------
       2  Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------------------------------------
       3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
       4  Citizenship or Place of Organization

          Peru
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           18,000
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             18,000
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          0
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
             18,000 (individually)
         14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
            0.0% (individually)
           15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         IN
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

        1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          Maria Lourdes Onrubia Holder
--------------------------------------------------------------------------------------------------------------
        2  Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                         (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4 Citizenship or Place of Organization

          Peru
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           9,167
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             9,167
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          0
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
              9,167 (individually)
         14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
            0.0% (individually)
           15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         IN
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

        1  Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

           Maria Inmaculada Onrubia Holder
--------------------------------------------------------------------------------------------------------------
        2  Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                         (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4  Citizenship or Place of Organization

           Peru
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           7,332
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             7,332
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          0
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
              7,332 (individually)
         14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
          0.0% (individually)
         15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         IN
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

        1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          Ana Silvia Guzman Portilla de Romero
--------------------------------------------------------------------------------------------------------------
        2 Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4 Citizenship or Place of Organization
          Peru
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           7,730
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             7,730
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          0
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
              7,730 (individually)
         14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
            0.0% (individually)
           15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         IN
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

        1  Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

           Manuel Antonio Romero Belismelis
--------------------------------------------------------------------------------------------------------------
        2  Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                         (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4 Citizenship or Place of Organization
          Peru
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           9,273
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             9,273
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          0
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
              9,273 (individually)
         14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
        10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
        11 Percent of Class Represented by Amount in Row (9)
            0.0% (individually)
           15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         IN
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8


        1  Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

           Alfredo Romero Belismelis
--------------------------------------------------------------------------------------------------------------
        2  Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                         (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4 Citizenship or Place of Organization
          Peru
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF          4,513
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             4,513
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          0
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
              4,513 (individually)
         14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
            0.0% (individually)
           15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         IN
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

        1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          Dionisio Romero Paoletti
--------------------------------------------------------------------------------------------------------------
        2 Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4 Citizenship or Place of Organization

          Peru
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           3,909
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             3,909
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          0
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
              3,909 (individually)
         14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
          0.0% (individually)
         15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         IN
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8


       1   Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

           Birmingham Merchant S.A.
--------------------------------------------------------------------------------------------------------------
       2   Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                         (b)  [ ]
--------------------------------------------------------------------------------------------------------------
       3   SEC Use Only
--------------------------------------------------------------------------------------------------------------
       4   Citizenship or Place of Organization

           Peru
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           3,475,034
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             3,475,034
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          0
--------------------------------------------------------------------------------------------------------------
       9 Aggregate Amount Beneficially Owned by Each Reporting Person
          3,475,034 (individually)
         14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
      10  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
      11 Percent of Class Represented by Amount in Row (9)
         3.7% (individually)
        15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
      12 Type of Reporting Person
                                                         CO
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

        1  Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

           Urigeler Internacional S.A.
--------------------------------------------------------------------------------------------------------------
        2  Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                         (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4 Citizenship or Place of Organization
          Panama
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           5,285,672
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             5,285,672
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          0
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
          5,285,672 (individually)
         14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
          5.6% (individually)
         15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         CO
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

         1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

           Maray S.A.
--------------------------------------------------------------------------------------------------------------
         2 Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                         (b)  [ ]
--------------------------------------------------------------------------------------------------------------
         3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
         4 Citizenship or Place of Organization
           Peru
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           682,883
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            9,424,551
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             682,883
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          9,424,551
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
          10,107,434 (individually)
          14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
          10.6% (individually)
          15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12  Type of Reporting Person
                                                         CO
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

        1  Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

           Ransa Comercial S.A.
--------------------------------------------------------------------------------------------------------------
        2  Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                         (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4 Citizenship or Place of Organization
          Peru
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           158,000
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             158,000
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          0
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
            158,000 (individually)
         14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
            0.2% (individually)
           15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         CO
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

        1  Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

           Alicorp S.A.*
--------------------------------------------------------------------------------------------------------------
        2  Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                         (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3  SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4  Citizenship or Place of Organization
           Peru
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           505,845
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             505,845
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          0
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
            505,845 (individually)
         14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
          0.5% (individually)
        15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         CO
--------------------------------------------------------------------------------------------------------------
* Consorcio de Alimentos Fabril Pacifico formally changed its name to Alicorp
S.A. on February 17, 1997.

CUSIP No. G2519Y 10 8

        1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

           Robelis S.A.
--------------------------------------------------------------------------------------------------------------
        2 Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
        4 Citizenship or Place of Organization
          Panama
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           209,127
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             209,127
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          0
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
            209,127 (individually)
         14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
         0.2% (individually)
        15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         CO
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

       1  Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          Vineyard Investment Inc.
--------------------------------------------------------------------------------------------------------------
       2  Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------------------------------------
       3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
       4 Citizenship or Place of Organization
         Panama
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           1,120,000
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             1,120,000
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          0
--------------------------------------------------------------------------------------------------------------
        9  Aggregate Amount Beneficially Owned by Each Reporting Person
          1,120,000 (individually)
         14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
          1.2% (individually)
         15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         CO
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

        1  Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

           Belle Company Inc.
--------------------------------------------------------------------------------------------------------------
        2 Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------------------------------------
        3 SEC Use Only
--------------------------------------------------------------------------------------------------------------
          Citizenship or Place of Organization
                                    4 Panama
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           983,214
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             983,214
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          0
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
            983,214 (individually)
         14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
        10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
        11 Percent of Class Represented by Amount in Row (9)
            1.0% (individually)
           15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
        12 Type of Reporting Person
                                                         CO
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

       1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

         Sparkling Business, Inc.
--------------------------------------------------------------------------------------------------------------
       2  Check the Appropriate Box if a Member of a Group              (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------------------------------------
       3  SEC Use Only
--------------------------------------------------------------------------------------------------------------
       4  Citizenship or Place of Organization

          Panama
--------------------------------------------------------------------------------------------------------------
                        5 Sole Voting Power
      NUMBER OF           655,887
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY        6 Shared Voting Power
      OWNED BY            0
        EACH         -----------------------------------------------------------------------------------------
      REPORTING         7 Sole Dispositive Power
       PERSON             655,887
        WITH         -----------------------------------------------------------------------------------------
                        8 Shared Dispositive Power

                          0
--------------------------------------------------------------------------------------------------------------
        9 Aggregate Amount Beneficially Owned by Each Reporting Person
            655,887 (individually)
         14,693,928 (total group shares)
--------------------------------------------------------------------------------------------------------------
       10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  [  ]

--------------------------------------------------------------------------------------------------------------
       11 Percent of Class Represented by Amount in Row (9)
            0.7% (individually)
          15.6% (total group shares)
--------------------------------------------------------------------------------------------------------------
       12 Type of Reporting Person
                                                         CO
--------------------------------------------------------------------------------------------------------------

CUSIP No. G2519Y 10 8

Item 1(a). Name of Issuer:

           Credicorp Ltd.

Item 1(b). Address of Issuer's Principal Executive Offices:

           Clarendon House
           Church Street
           Hamilton HM11 Bermuda

Item 2(a). Name of Persons Filing:

           See Exhibit B attached hereto.

Item 2(b). Address of Principal Business Office or if None, Residence:

           See Exhibit B attached hereto.

Item 2(c). Citizenship:

           See Item 4 on Page 2
           See Item 4 on Page 3
           See Item 4 on Page 4
           See Item 4 on Page 5
           See Item 4 on Page 6
           See Item 4 on Page 7
           See Item 4 on Page 8
           See Item 4 on Page 9
           See Item 4 on Page 10
           See Item 4 on Page 11
           See Item 4 on Page 12
           See Item 4 on Page 13
           See Item 4 on Page 14
           See Item 4 on Page 15
           See Item 4 on Page 16
           See Item 4 on Page 17
           See Item 4 on Page 18
           See Item 4 on Page 19
           See Item 4 on Page 20
           See Item 4 on Page 21
           See Item 4 on Page 22
           See Item 4 on Page 23
           See Item 4 on Page 24

CUSIP No. G2519Y 10 8

Item 2(d). Title of Class of Securities:

           Common Shares

Item 2(e). Cusip Number:

           G2519Y 10 8

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a: Not Applicable

     (a)  [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
          78o)

     (b)  [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)

     (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

     (e)  [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

     (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(ii)(G)

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

Item 4. Ownership

     (a)  Amount Beneficially Owned:

     See  Item 9 on Page 2
     See  Item 9 on Page 3

CUSIP No. G2519Y 10 8

     See  Item 9 on Page 4
     See  Item 9 on Page 5
     See  Item 9 on Page 6
     See  Item 9 on Page 7
     See  Item 9 on Page 8
     See  Item 9 on Page 9
     See  Item 9 on Page 10
     See  Item 9 on Page 11
     See  Item 9 on Page 12
     See  Item 9 on Page 13
     See  Item 9 on Page 14
     See  Item 9 on Page 15
     See  Item 9 on Page 16
     See  Item 9 on Page 17
     See  Item 9 on Page 18
     See  Item 9 on Page 19
     See  Item 9 on Page 20
     See  Item 9 on Page 21
     See  Item 9 on Page 22
     See  Item 9 on Page 23
     See  Item 9 on Page 24

(b)  Percent of Class:

     See  Item 11 on Page 2
     See  Item 11 on Page 3
     See  Item 11 on Page 4
     See  Item 11 on Page 5
     See  Item 11 on Page 6
     See  Item 11 on Page 7
     See  Item 11 on Page 8
     See  Item 11 on Page 9
     See  Item 11 on Page 10
     See  Item 11 on Page 11
     See  Item 11 on Page 12
     See  Item 11 on Page 13
     See  Item 11 on Page 14
     See  Item 11 on Page 15
     See  Item 11 on Page 16
     See  Item 11 on Page 17
     See  Item 11 on Page 18
     See  Item 11 on Page 19
     See  Item 11 on Page 20
     See  Item 11 on Page 21

CUSIP No. G2519Y 10 8

     See  Item 11 on Page 22
     See  Item 11 on Page 23
     See  Item 11 on Page 24

(c) Number of shares as to which such person has:

     (i)  Sole power to vote or to direct the vote:

     See  Item 5 on Page 2
     See  Item 5 on Page 3
     See  Item 5 on Page 4
     See  Item 5 on Page 5
     See  Item 5 on Page 6
     See  Item 5 on Page 7
     See  Item 5 on Page 8
     See  Item 5 on Page 9
     See  Item 5 on Page 10
     See  Item 5 on Page 11
     See  Item 5 on Page 12
     See  Item 5 on Page 13
     See  Item 5 on Page 14
     See  Item 5 on Page 15
     See  Item 5 on Page 16
     See  Item 5 on Page 17
     See  Item 5 on Page 18
     See  Item 5 on Page 19
     See  Item 5 on Page 20
     See  Item 5 on Page 21
     See  Item 5 on Page 22
     See  Item 5 on Page 23
     See  Item 5 on Page 24

(ii) Shared power to vote or to direct the vote:

     See  Item 6 on Page 2
     See  Item 6 on Page 3
     See  Item 6 on Page 4
     See  Item 6 on Page 5
     See  Item 6 on Page 6
     See  Item 6 on Page 7
     See  Item 6 on Page 8
     See  Item 6 on Page 9
     See  Item 6 on Page 10
     See  Item 6 on Page 11
     See  Item 6 on Page 12

CUSIP No. G2519Y 10 8

     See  Item 6 on Page 13
     See  Item 6 on Page 14
     See  Item 6 on Page 15
     See  Item 6 on Page 16
     See  Item 6 on Page 17
     See  Item 6 on Page 18
     See  Item 6 on Page 19
     See  Item 6 on Page 20
     See  Item 6 on Page 21
     See  Item 6 on Page 22
     See  Item 6 on Page 23
     See  Item 6 on Page 24

(iii) Sole power to dispose or to direct the disposition of:

     See  Item 7 on Page 2
     See  Item 7 on Page 3
     See  Item 7 on Page 4
     See  Item 7 on Page 5
     See  Item 7 on Page 6
     See  Item 7 on Page 7
     See  Item 7 on Page 8
     See  Item 7 on Page 9
     See  Item 7 on Page 10
     See  Item 7 on Page 11
     See  Item 7 on Page 12
     See  Item 7 on Page 13
     See  Item 7 on Page 14
     See  Item 7 on Page 15
     See  Item 7 on Page 16
     See  Item 7 on Page 17
     See  Item 7 on Page 18
     See  Item 7 on Page 19
     See  Item 7 on Page 20
     See  Item 7 on Page 21
     See  Item 7 on Page 22
     See  Item 7 on Page 23
     See  Item 7 on Page 24

(iv) Shared power to dispose or to direct the disposition of:

     See  Item 8 on Page 2
     See  Item 8 on Page 3

CUSIP No. G2519Y 10 8

     See  Item 8 on Page 4
     See  Item 8 on Page 5
     See  Item 8 on Page 6
     See  Item 8 on Page 7
     See  Item 8 on Page 8
     See  Item 8 on Page 9
     See  Item 8 on Page 10
     See  Item 8 on Page 11
     See  Item 8 on Page 12
     See  Item 8 on Page 13
     See  Item 8 on Page 14
     See  Item 8 on Page 15
     See  Item 8 on Page 16
     See  Item 8 on Page 17
     See  Item 8 on Page 18
     See  Item 8 on Page 19
     See  Item 8 on Page 20
     See  Item 8 on Page 21
     See  Item 8 on Page 22
     See  Item 8 on Page 23
     See  Item 8 on Page 24

Item 5. Ownership of Five Percent or Less of a Class

        Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of
         Another Person

        Not Applicable

Item 7. Identification and Classification of the Subsidiary
        Which Acquired the Security Being Reported on by the
        Parent Holding Company or Control Person

        Not Applicable

Item 8. Identification and Classification of Members of the Group

        See Exhibit C attached hereto

Item 9. Notice of Dissolution of Group

        Not Applicable

CUSIP No. G2519Y 10 8


Item 10. Certification

         Not Applicable

                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                           February 13, 2003
                                                           ---------------------
                                                           (Date)


                                                   /s/ Dionisio Romero Seminario
                                                   -----------------------------
                                                  (Signature)

                                                Name:  Dionisio Romero Seminario
                                               Title:  Authorized Signatory

                                    EXHIBITS


Exhibit A         Joint Filing Statement

Exhibit B         Names of Persons Filing

Exhibit C         Identification and Classification of Members of Group

Exhibit D         Powers of Attorney with English Translations

                            Exhibit A to Schedule 13G

                             Joint Filing Agreement
                            Pursuant to Rule 13d-1(k)

         The undersigned persons (the "Reporting Persons") hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by Dionisio Romero Seminario.

         Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date:    February 13, 2003
         -----------------

                                    Dionisio Romero Seminario
                                    Jaime Helguero Checa
                                    Rosalina Maria Helguero Romero
                                    Jose Antonio Onrubia Romero
                                    Maria del Carmen Onrubia de Beeck
                                    Teresa Holder de Onrubia
                                    Eduardo Romero Guzman
                                    Eduardo Victoriano Onrubia Holder
                                    Maria Lourdes Onrubia Holder
                                    Maria Inmaculada Onrubia Holder
                                    Ana Silvia Guzman Portilla de Romero
                                    Manuel Antonio Romero Belismelis
                                    Alfredo Romero Belismelis
                                    Dionisio Romero Paoletti
                                    Birmingham Merchant S.A.
                                    Urigeler Internacional S.A.
                                    Maray S.A.
                                    Ransa Comercial S.A.
                                    Alicorp S.A.
                                    Robelis S.A.
                                    Vineyard Investment Inc.
                                    Belle Company Inc.
                                    Sparkling Business Inc.


                          /s/ Dionisio Romero Seminario
                          -----------------------------
                         Name: Dionisio Romero Seminario
                               Attorney-in-fact

                            Exhibit B to Schedule 13G

Shareholders:

                  Dionisio Romero Seminario
                  Jaime Helguero Checa
                  Rosalina Maria Helguero Romero
                  Jose Antonio Onrubia
                  Romero Maria del Carmen Onrubia de Beeck
                  Teresa Holder de Onrubia
                  Eduardo Romero Guzman
                  Eduardo Victoriano Onrubia Holder
                  Maria Lourdes Onrubia Holder
                  Maria Inmaculada Onrubia Holder
                  Ana Silvia Guzman Portilla de Romero
                  Manuel Antonio Romero Belismelis
                  Alfredo Romero Belismelis
                  Dionisio Romero Paoletti
                  Birmingham Merchant S.A.
                  Urigeler Internacional S.A.
                  Maray S.A.
                  Ransa Comercial S.A.
                  Alicorp S.A.
                  Robelis S.A.
                  Vineyard Investment Inc.
                  Belle Company Inc.
                  Sparkling Business Inc.


Address:

         Las Laderas de Melagarejo
         La Molina
         Lima 12 Peru

                            Exhibit C to Schedule 13G

Members of Group:

                  Dionisio Romero Seminario                                (IN)
                  Jaime Helguero Checa                                     (IN)
                  Rosalina Maria Helguero Romero                           (IN)
                  Jose Antonio Onrubia Romero                              (IN)
                  Maria del Carmen Onrubia de Beeck                        (IN)
                  Teresa Holder de Onrubia                                 (IN)
                  Eduardo Romero Guzman                                    (IN)
                  Eduardo Victoriano Onrubia Holder                        (IN)
                  Maria Lourdes Onrubia Holder                             (IN)
                  Maria Inmaculada Onrubia Holder                          (IN)
                  Ana Silvia Guzman Portilla de Romero                     (IN)
                  Manuel Antonio Romero Belismelis                         (IN)
                  Alfredo Romero Belismelis                                (IN)
                  Dionisio Romero Paoletti                                 (IN)
                  Birmingham Merchant S.A.                                 (CO)
                  Urigeler Internacional S.A.                              (CO)
                  Maray S.A.                                               (CO)
                  Ransa Comercial S.A.                                     (CO)
                  Alicorp S.A.                                             (CO)
                  Robelis S.A.                                             (CO)
                  Vineyard Investment Inc.                                 (CO)
                  Belle Company Inc.                                       (CO)
                  Sparkling Business Inc.                                  (CO)


Aggregate Amount of Common Shares Beneficially
Owned by Group:

                  14,693,928

Percent of Class:

                  15.6%

                                 Exhibit D Index


     D.1 Reciprocal General Power of Attorney granted between Messrs. Jose Antonio Onrubia Romero, Calixto Romero Seminario, Manuel Romero Seminario and Dionisio Romero Seminario dated November 6, 1970. (1)

     D.2  English-language summary of D.1 (2)

     D.3 General Power of Attorney from Rufina Romero Seminario de Helguero in favor of Calixto Romero Seminario, Manuel Romero Seminario and Dionisio Romero Seminario dated March 4, 1971. (3)

     D.4  English-language summary of D.3 (4)

     D.5 General Power of Attorney from Willy Beeck Navarro and Maria del Carmen Onrubia de Beeck to Calixto Romero Seminario, Manuel Romero Seminario and Dionisio Romero Seminario dated December 6, 1985. (5)

     D.6  English-language summary of D.5 (6)

     D.7 Power of Attorney from Vineyard Investment Inc. to Dionisio Romero Seminario dated February 5, 2003.*

     D.8 Power of Attorney from Belle Company Inc. to Dionisio Romero Seminario dated February 5, 2003.*

     D.9 Power of Attorney from Sparkling Business Inc. to Dionisio Romero Seminario dated February 5, 2003.*


     (1)  Incorporated by reference to Exhibit D.1 to Amendment No. 6 to
          Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.

     (2)  Incorporated by reference to Exhibit D.2 to Amendment No. 6 to
          Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.

     (3)  Incorporated by reference to Exhibit D.3 to Amendment No. 6 to
          Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.

     (4)  Incorporated by reference to Exhibit D.4 to Amendment No. 6 to
          Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.

     (5)  Incorporated by reference to Exhibit D.5 to Amendment No. 6 to
          Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.

     (6)  Incorporated by reference to Exhibit D.6 to Amendment No. 6 to
          Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.

* Filed herewith.

                                   EXHIBIT D.7

                                POWER OF ATTORNEY

         The undersigned, Vineyard Investment Inc., an individual whose address Apdo. 8629 - Panama, does hereby appoint Dionisio Romero Seminario, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Peru, as his/her attorney-in-fact, for his/her and in his/her name, to execute and cause to be filed or delivered, as required by Section 13 (d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G ("Schedule 13G"), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he/she could do if personally present.


                           Signed as of the 5th day of February 2003



                           /s/ Dionisio Romero Seminario
                           -----------------------------
                           Name: Dionisio Romero Seminario


                           Witness:



                           /s/ Benedicto Cigueoas Guevara
                           -------------------------------
                           Name:  Benedicto Cigueoas Guevara

                                   EXHIBIT D.8

                                POWER OF ATTORNEY


         The undersigned, Belle Company Inc., an individual whose address Apdo. 8629 - Panama, does hereby appoint Dionisio Romero Seminario, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Peru, as his/her attorney-in-fact, for his/her and in his/her name, to execute and cause to be filed or delivered, as required by Section 13 (d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G ("Schedule 13G"), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he/she could do if personally present.


                           Signed as of the 5th day of February 2003



                           /s/ Dionisio Romero Seminario
                           -----------------------------
                           Name: Dionisio Romero Seminario


                           Witness:



                           /s/ Benedicto Cigueoas Guevara
                           --------------------------------
                           Name:  Benedicto Cigueoas Guevara

                                   EXHIBIT D.9

                                POWER OF ATTORNEY


         The undersigned, Sparkling Business Inc., an individual whose address Apdo. 8629 - Panama, does hereby appoint Dionisio Romero Seminario, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Peru, as his/her attorney-in-fact, for his/her and in his/her name, to execute and cause to be filed or delivered, as required by Section 13 (d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G ("Schedule 13G"), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he/she could do if personally present.


                           Signed as of the 5th day of February 2003



                           /s/ Dionisio Romero Seminario
                           ------------------------------
                           Name: Dionisio Romero Seminario


                           Witness:



                           /s/ Benedicto Cigueoas Guevara
                           ---------------------------------
                           Name:  Benedicto Cigueoas Guevara